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                                                                    Exhibit 99.2
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                      PHP HEALTHCARE NAMES KENNETH WEIXEL
                        ACTING CHIEF FINANCIAL OFFICER

     RESTON, Va., Oct. 15 -- PHP Healthcare Corporation (NYSE: PPH) today announced that Kenneth H. Weixel, currently Executive Vice President for Healthcare Strategy, has assumed the additional role of Acting Chief Financial Officer while the Company conducts a formal search for a new Chief Financial Officer. Anthony M. Picini, PHP's former CFO, will remain with the Company as an Executive Vice President focusing on special projects and working with Mr. Weixel and Jack M. Mazur, President and Chief Executive Officer.

     "We have asked Ken to take on the additional role of Acting Chief Financial Officer because of his strong background in healthcare finance," said Mr. Mazur. "His experience with all aspects of managed care accounting will prove invaluable to the Board of Directors, as well as to myself, in making important financial decisions over the next several months." Mr. Weixel joined PHP last year after more than 17 years at Deloitte & Touche LLP, including several years leading the accounting firm's healthcare practice on the West Coast.

     "Although I joined PHP to develop strategic growth opportunities, my primary focus has shifted to accounting and finance because PHP's singular emphasis now is to operate profitably in its core markets of New Jersey and the District of Columbia," commented Mr. Weixel. "Once PHP returns to profitability and the Company has recruited a new CFO, I will concentrate on growth again."

     In a related action, PHP's Executive Committee requested that the Board of Directors reflect more independence. Accordingly, several members of senior management who held seats on the Board have submitted resignations. They are:
Michael D. Starr, William J. Lubin, and Dr. Frank L. Provato. The seven continuing members of PHP's Board are: Jack M. Mazur, Robert L. Bowles, Charles
P. Reilly, Jerry W. Carlton, Donald J. Ruffing, John J. McDonnell, and Joseph G. Mathews.

     A medical management company, PHP Healthcare Corporation manages medical risk through the acceptance of global capitation arrangements with HMOs and other healthcare payors. The Company also offers a full range of management services to the physician groups and hospitals that participate in provider-based networks developed by PHP. Because health care is a local service, PHP's managed delivery systems are tailored to the needs of individual communities and patient populations. PHP has more than 7,500 physicians employed or under contract, and responsibility for approximately 300,000 covered lives.


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     Except for historical information, the statements preceding are forward-
looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.


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